Exhibit 99.1

FOR IMMEDIATE RELEASE

Friedman Industries, Incorporated Announces First Quarter Results

LONGVIEW, Texas, August 8, 2024 (Globe Newswire) -- Friedman Industries, Incorporated (NYSE American: FRD) announced today its results of operations for the quarter ended June 30, 2024.

June 30, 2024 Quarter Highlights:

●	Net earnings of approximately $2.6 million
●	Sales of approximately $114.6 million
●	Working capital balance at quarter-end of approximately $123.6 million

“We are pleased to report profitable results for our first quarter in a period of challenging price dynamics,” said Michael J. Taylor, President and Chief Executive Officer. “The first quarter results further highlight our strategy as we captured hedging gains of approximately $5.4 million that worked as intended to help offset physical margin compression we experienced during the quarter as HRC price continued a downward trend,” Taylor concluded.

For the quarter ended June 30, 2024 (the “2024 quarter”), the Company recorded net earnings of approximately $2.6 million ($0.37 diluted earnings per share) on net sales of approximately $114.6 million compared to net earnings of approximately $7.7 million ($1.04 diluted earnings per share) on net sales of approximately $137.3 million for the quarter ended June 30, 2023 (the “2023 quarter”). Sales volume for the 2024 quarter consisted of approximately 119,000 tons of inventory sold and another 24,000 tons of toll processing customer owned material compared to 2023 quarter sales volume consisting of approximately 129,000 tons of inventory sold and another 24,000 tons of toll processing. The decline in sales volume for the 2024 quarter was related to a combination of challenging conditions for some of our customers and extended planned downtime for equipment upgrades and maintenance at the Company’s Sinton and Decatur facilities.

The table below provides our unaudited statements of operations for the quarters ended June 30, 2024 and 2023:

SUMMARY OF OPERATIONS (unaudited)
(In thousands, except for per share data)

	Three Months Ended June 30,
	2024	2023

Net Sales	$114,551	$137,298

Cost of materials sold	96,414	108,203
Processing and warehousing expense	8,178	6,606
Delivery Expense	6,051	5,446
Selling, general and administrative expenses	4,511	5,937
Depreciation and amortization	795	749

Earnings (loss) from operations	(1,398)	10,357

Gain on economic hedges of risk	5,375	430
Interest expense	(681)	(540)
Other income	3	6

Earnings before income taxes	3,299	10,253

Income tax expense	732	2,563

Net earnings	$2,567	$7,690

Net earnings per share:
Basic	$0.37	$1.04
Diluted	$0.37	$1.04

The table below provides summarized unaudited balance sheets as of June 30, 2024 and March 31, 2024:

SUMMARIZED BALANCE SHEETS (unaudited)
(In thousands)

	June 30, 2024	March 31, 2024
ASSETS:
Current Assets	162,416	170,064
Noncurrent Assets	60,374	59,955
Total Assets	222,790	230,019

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities	38,800	54,107
Noncurrent Liabilities	54,303	48,437
Total Liabilities	93,103	102,544

Total Stockholders' Equity	129,687	127,475

Total Liabilities and Stockholders' Equity	222,790	230,019

FLAT-ROLL SEGMENT OPERATIONS

Flat-roll product segment sales for the 2024 quarter totaled approximately $103.4 million compared to approximately $125.2 million for the 2023 quarter. The flat-roll segment had sales volume of approximately 109,000 tons from inventory and another 24,000 tons of toll processing for the 2024 quarter compared to approximately 120,000 tons from inventory and 24,000 tons of toll processing for the 2023 quarter. The average per ton selling price of flat-roll segment inventory decreased from approximately $1,038 per ton in the 2023 quarter to approximately $932 per ton in the 2024 quarter. The flat-roll segment recorded operating profits of approximately $2.7 million and $11.8 million for the 2024 quarter and 2023 quarter, respectively.

TUBULAR SEGMENT OPERATIONS

Tubular product segment sales for the 2024 quarter totaled approximately $11.2 million compared to approximately $12.1 million for the 2023 quarter. Sales volume increased from approximately 9,000 tons for the 2023 quarter to approximately 10,000 tons for the 2024 quarter. The average per ton selling price of tubular segment inventory decreased from approximately $1,358 per ton for the 2023 quarter to approximately $1,140 per ton for the 2024 quarter. The tubular segment recorded an operating loss of approximately $1.2 million for the 2024 quarter compared to an operating profit of approximately $2.3 million for the 2023 quarter.

HEDGING ACTIVITIES

We utilize hot-rolled coil (“HRC”) futures to manage price risk on unsold inventory and longer-term fixed price sales agreements. We typically account for our hedging activities under mark-to-market (“MTM”) accounting treatment and all hedging decisions are intended to protect the value of our inventory and produce more consistent financial results over price cycles. With MTM accounting treatment it is possible that hedging related gains or losses might be recognized in a different fiscal year or fiscal quarter than the corresponding improvement or contraction in our physical margins. For the 2024 quarter, we recognized a gain on hedging activities of approximately $5.4 million.

OUTLOOK

“Friedman remains in strong financial position and ready to capitalize on both short-term and long-term opportunities” Taylor said. “Despite the current macro-economic headwinds, I see a favorable long-term demand outlook for the industry and our products and believe we have a team uniquely qualified to recognize Friedman’s fullest potential.”

The Company expects sales volume for its second quarter of fiscal 2025 to be similar to the sales volume for the first quarter. The second quarter started with further decline in HRC price but as of the date of this release, HRC index prices have started to increase and HRC futures are pricing in further increases. The Company may experience a generally challenging margin environment in the second quarter but, if sustained, the increasing HRC price should result in improved physical margins toward the end of the second quarter and entering the third quarter.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: flat-roll products and tubular products. The flat-roll product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to-length lines. The Sinton and Decatur facilities operate stretcher leveler cut-to-length lines. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity and product quality.  These forward-looking statements may include, but are not limited to, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on August 8, 2024 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.